Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Mark Kochvar
December 7, 2011	724-465-4826

S&T Bancorp, Inc. Redeems all Preferred Stock Issued Under the

U.S. Treasury’s Capital Purchase Program

Indiana, Pennsylvania – S&T Bancorp, Inc. (“S&T”) (NASDAQ: STBA), a full-service financial institution with offices in 10 Pennsylvania counties, today announced that it has redeemed all of the preferred stock it sold to the U.S. Department of the Treasury in January of 2009 as part of the Capital Purchase Program (“CPP”).

S&T’s strong capital position allowed for the repurchase of the preferred shares without raising additional capital or debt. The redemption of the preferred stock was approved without any conditions from regulators. S&T used available cash to fund the repurchase of the outstanding preferred stock for $108.7 million and the payment of the final dividend of $0.3 million.

The preferred stock was issued at a discount and the repurchase will accelerate the accretion of this discount. This will result in a one-time non-cash reduction in net income available to common shareholders of approximately $1.8 million, or $0.06 per common diluted share, for the fourth quarter of 2011.

The repayment of the CPP funds will save S&T $6.2 million in preferred dividends and accretion, or approximately $0.22 per common diluted share, on an annual basis beginning in 2012. In conjunction with its participation in the CPP, S&T issued a warrant to the U.S. Treasury to purchase up to 517,012 shares of S&T Bancorp, Inc. common stock.

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S&T Bancorp, Inc. – News Release – Page 2

S&T Bancorp, Inc. Redeems all Preferred Stock Issued Under the

U.S. Treasury’s Capital Purchase Program (cont.)

“S&T’s redemption of preferred stock from the Capital Purchase Program sends a clear signal to our shareholders that we continue to be well capitalized and positioned to serve our customers’ ongoing needs,” said Todd D. Brice, president and chief executive officer. “We believe that redeeming the preferred stock is in the best long-term interest of our shareholders, and are pleased that we did not need to raise additional capital as a condition for repaying the CPP funds.”

About S&T Bancorp, Inc.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $4.1 billion, S&T Bancorp, Inc. stock trades on the NASDAQ Global Select Market under the symbol STBA. For more information, visit www.stbancorp.com.

Forward-Looking Statements

This information may contain forward-looking statements regarding future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those anticipated by these forward-looking statements. Factors that could cause such a difference include, but are not limited to, general economic conditions, change in interest rates, deposit flows, loan demand, asset quality, including real estate and other collateral values and competition. This information should be read in conjunction with the audited financial statements and analysis as presented in the Annual Report on Form 10-K for S&T Bancorp, Inc. and subsidiaries.

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